EXHIBIT 99.1
Solectron Announces Second Quarter Financial Results
For Immediate Release: March 23, 2006
MILPITAS, Calif. — Solectron Corporation (NYSE:SLR), a leading provider of electronics manufacturing and integrated supply chain services, today reported sales of $2.50 billion in the second quarter of fiscal 2006, an increase of 1.8 percent over first quarter revenues of $2.46 billion. Revenues in the second quarter of fiscal 2005 were $2.76 billion.
The company reported GAAP profit after tax from continuing operations of $17.1 million, or $0.02 per share, in the second quarter of fiscal 2006, compared with a GAAP profit after tax from continuing operations of $20.2 million, or $0.02 per share, in the first quarter of fiscal 2006. In the second quarter of fiscal 2005, Solectron reported a GAAP loss after tax from continuing operations of $3.1 million, or $(0.00) cents per share. The company reported GAAP profit after tax of $30.4 million, or $0.03 per share, in the second quarter of fiscal 2006, including a gain of approximately $13.3 million from discontinued operations, primarily related to a working capital settlement in connection with a past divestiture.
Non-GAAP profit after tax was $29.7 million, or $0.03 per share, in the second quarter of fiscal 2006, compared with non-GAAP profit after tax of $28.1 million, or $0.03 per share, for the first quarter of fiscal 2006. In the second quarter of fiscal 2005, Solectron reported non-GAAP profit after tax of $44.7 million, or $0.05 per share. Non-GAAP financial results do not include restructuring costs, impairment charges, amortization of intangibles, stock-based compensation expenses, or other infrequent or unusual items. The financial results of prior periods have been adjusted to exclude the impact of stock compensation charges and amortization of intangibles. Please refer to “Non-GAAP Information” below for further information.
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“We are pleased to see that revenue growth has resumed over the past two quarters and that we are delivering on our commitment to return to growth in fiscal 2006,” said Mike Cannon, president and chief executive officer, Solectron. “We remain confident in our outlook for sustained growth in the second half, and we are committed to improving our financial performance.”
Third Quarter 2006 Guidance
Fiscal third quarter guidance is for sales of $2.5 billion to $2.7 billion, and for non-GAAP EPS from continuing operations in a range of 3 cents to 5 cents, on a fully diluted basis.
Non-GAAP Information
In addition to disclosing results determined in accordance with GAAP, Solectron also discloses non-GAAP results of operations that exclude certain items. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the company’s performance, core results and underlying trends. Management utilizes a measure of net income and earnings per share on a non-GAAP basis that excludes certain charges to better assess operating performance. Earnings guidance is provided only on a non-GAAP basis due to the inherent difficulty in forecasting such charges.
Consistent with industry practice, management has historically applied these non-GAAP measures when discussing earnings or earnings guidance and intends to continue doing so.
Non-GAAP information is not determined using GAAP. Therefore, the information is not necessarily comparable to other companies and should not be used to compare the company’s performance over different periods. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made. In addition, Solectron’s GAAP financial results often reflect one-time events and adjustments, and therefore a comparison of GAAP results over
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different periods can be difficult. See the tables in the press release for a reconciliation of non-GAAP amounts to amounts reported under GAAP. A reconciliation from non-GAAP to GAAP results is contained in the attached financial summary and is available in the Investor Relations section of our website at www.solectron.com.
Webcast To Be Held Today
At 4:30 p.m. ET today, Solectron will hold a conference call to discuss the second quarter financial results. A live webcast can be accessed at www.solectron.com. Supplemental financial information related to the conference call will also be available in the Investor Relations section of this Web site. Following the live broadcast, the archived webcast will be available at www.solectron.com/investor/events.htm.
An audio replay will also be available March 23, 2006, two hours after the conclusion of the call. To access the replay, call +1 (800) 642 1687 from within the United States, or +1 (706) 645 9291 from outside the United States, and specify passcode 6122097.
Safe Harbor
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended regarding our financial outlook for the third quarter of fiscal 2006 and beyond. These forward-looking statements involve a number of risks and uncertainties, and are based on current expectations, forecasts and assumptions.
Actual outcomes and results could differ materially. These risks and uncertainties include: our ability to continue to win and satisfy customers; reliance on major customers; the present and future strength of the worldwide economy overall, and in the telecommunications and other electronics technology sectors in particular; our ability to continue to improve our operating metrics; the accuracy of our projections of cash flows and capital requirements; incurring more restructuring-related charges than currently anticipated; our ability to complete our previously announced restructuring plan within the stated timeframe; the risk of price fluctuation; fluctuations in operating
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results; changes in technology; competition; variations in demand forecasts and orders that may give rise to operational challenges such as excess plant, equipment and materials; risks associated with international sales and operations; our ability to properly manage acquisitions; any unidentified weaknesses or deficiencies in our internal controls over financial reporting; interest rate risk; existing and new environmental regulations; market and segment risk; our ability to retain key personnel; and the impact of our outstanding litigation and other contingent liabilities.
For a further list and description of risks and uncertainties, see the reports filed by Solectron with the Securities and Exchange Commission, specifically Forms 8-K, 10-K and 10-Q. Solectron disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Supplemental information, condensed consolidated balance sheets and statements of operations follow. All monetary amounts are stated in U.S. dollars.

Q2’06

GAAP to Non-GAAP Reconciliation	Quarter Ended
(in millions)	Feb. 28, 2006

Income (loss) on a GAAP basis	$30.4
Discontinued operations	$(13.3)

Income (loss) from continuing operations on a GAAP basis	$17.1
Restructuring and impairment charges	$5.6
Amortization of intangibles	$1.6
Stock compensation expense	$5.4

Income from continuing operations on a non-GAAP basis	$29.7

GAAP to Non-GAAP Reconciliation: Earnings Per Share	Quarter Ended
(in millions, except per-share data)	Feb. 28, 2006

Net income (loss) per share on a GAAP basis	$0.03
Discontinued operations	$(0.01)

Diluted net income (loss) per share from continuing operations on a GAAP basis	$0.02
Restructuring and impairment charges	$0.01
Amortization of intangibles	—
Stock compensation expense	—

Diluted net income per share from continuing operations on a non-GAAP basis	$0.03

Numbers of shares (millions) used to compute diluted net income (loss) per share —
GAAP and non-GAAP	909.7

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Q1’06

GAAP to Non-GAAP Reconciliation	Quarter Ended
(in millions)	Nov. 30, 2005

Income (loss) on a GAAP basis	$24.0
Discontinued operations	$(3.8)

Income (loss) from continuing operations on a GAAP basis	$20.2
Restructuring and impairment charges	$0.9
Amortization of intangibles	$2.3
Stock compensation expense	$4.7

Income from continuing operations on a non-GAAP basis	$28.1

GAAP to Non-GAAP Reconciliation: Earnings Per Share	Quarter Ended
(in millions, except per-share data)	Nov. 30, 2005

Net income (loss) per share on a GAAP basis	$0.03
Discontinued operations	$(0.01)

Diluted net income (loss) per share from continuing operations on a GAAP basis	$0.02
Restructuring and impairment charges	—
Amortization of intangibles	—
Stock compensation expense	0.01

Diluted net income per share from continuing operations on a non-GAAP basis	$0.03

Numbers of shares (millions) used to compute diluted net income (loss) per share —
GAAP and non-GAAP	925.9

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Q2’05

GAAP to Non-GAAP Reconciliation	Quarter Ended
(in millions)	Feb. 28, 2005

Income (loss) on a GAAP basis	$(2.2)
Discontinued operations	$(0.9)

Income (loss) from continuing operations on a GAAP basis	$(3.1)
Restructuring and impairment charges	$43.2
Amortization of intangibles	$2.2
Stock compensation expense	$0.6
Debt related charge	$1.8

Income from continuing operations on a non-GAAP basis	$44.7

GAAP to Non-GAAP Reconciliation: Earnings Per Share	Quarter Ended
(in millions, except per-share data)	Feb. 28, 2005

Net income (loss) per share on a GAAP basis	$—
Discontinued operations	$—

Diluted net income (loss) per share from continuing operations on a GAAP basis	$—
Restructuring and impairment charges	$0.05
Amortization of intangibles	—
Stock compensation expense	—
Debt related charge	—

Diluted net income per share from continuing operations on a non-GAAP basis	$0.05

Numbers of shares (millions) used to compute diluted net income (loss) per share —
GAAP and non-GAAP	977.1

About Solectron
Solectron Corporation (www.solectron.com) provides a full range of electronics manufacturing and supply chain management services to the world’s leading networking, telecommunications, computing, consumer, automotive, industrial and medical device firms. The company’s industry-leading Lean Six Sigma methodology (Solectron Production System™) provides OEMs with low cost, flexibility and quality that improves competitive advantage. Solectron’s service offerings include new product introduction, collaborative design, materials management, product manufacturing, product warranty repair and end-of-life support. Based in Milpitas, Calif., Solectron operates in more than 20 countries on five continents and had sales from continuing operations of $10.4 billion in fiscal 2005.
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Analyst Contact:
Perry G. Hayes, Solectron Corporation, (408) 956-7543 (U.S.), perryhayes@solectron.com
Ed Lockwood, Solectron Corporation, (408) 956-6959 (U.S.), edlockwood@solectron.com

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(US$ in millions)
unaudited

	February 28	August 31
	2006	2005
ASSETS
Current assets:
Cash, cash equivalents and short-term investments *	$1,526.8	$1,722.3
Accounts receivable, net	1,177.7	1,180.7
Inventories	1,346.1	1,108.5
Prepaid expenses and other current assets	233.2	211.4

Total current assets	4,283.8	4,222.9
Property and equipment, net	681.7	666.3
Goodwill	147.6	148.8
Other assets	221.8	219.8

Total assets	$5,334.9	$5,257.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$228.5	$165.7
Accounts payable	1,430.3	1,371.2
Accrued employee compensation	143.3	167.0
Accrued expenses and other current liabilities	472.1	509.6

Total current liabilities	2,274.2	2,213.5
Long-term debt	628.0	540.9
Other long-term liabilities	79.6	59.2

Total liabilities	$2,981.8	$2,813.6

Commitments and contingencies
Stockholders’ equity:
Common stock	1.0	1.0
Additional paid-in capital	7,619.6	7,774.1
Accumulated deficit	(5,152.1)	(5,206.5)
Accumulated other comprehensive loss	(115.4)	(124.4)

Total stockholders’ equity	2,353.1	2,444.2

Total liabilities and stockholders’ equity	$5,334.9	$5,257.8

*	Includes $31.2 million and $13.2 million of restricted cash balances as of February 28, 2006, and August 31, 2005, respectively, and $15.0 million and $26.3 million of short term investments as of February 28, 2006, and August 31, 2005, respectively.

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per-share data)
unaudited

	Three Months Ended February 28		Six Months Ended February 28
	2006	2005	2006	2005
Net sales	$2,499.6	$2,756.0	$4,956.0	$5,446.6
Cost of sales	2,370.6	2,598.1	4,701.4	5,133.2

Gross profit	129.0	157.9	254.6	313.4
Operating expenses:
Selling, general and administrative	104.3	104.7	211.7	200.3
Restructuring and impairment costs	5.6	43.2	6.5	43.9

Operating income (loss)	19.1	10.0	36.4	69.2

Interest income	12.3	9.1	24.4	14.9
Interest expense	(6.9)	(16.7)	(13.6)	(33.0)
Other (expense) income — net	(1.9)	1.1	—	5.8

Operating income from continuing operations before income taxes	22.6	3.5	47.2	56.9
Income tax expense	5.5	6.6	9.9	12.5

Income (loss) from continuing operations	$17.1	$(3.1)	$37.3	$44.4

Discontinued operations:
Income from discontinued operations	$13.3	$0.9	$17.1	$13.3
Income tax expense	—	—	—	1.7

Income (loss) from discontinued operations	13.3	0.9	17.1	11.6

Net income (loss)	$30.4	$(2.2)	$54.4	$56.0

Basic net income (loss) per share
Continuing operations	$0.02	$(0.00)	$0.04	$0.05
Discontinued operations	0.01	0.00	0.02	0.01

Basic net income (loss) per share	$0.03	$(0.00)	$0.06	$0.06

Diluted net income (loss) per share
Continuing operations	$0.02	$(0.00)	$0.04	$0.05
Discontinued operations	0.01	0.00	0.02	0.01

Diluted net income (loss) per share	$0.03	$(0.00)	$0.06	$0.06

Shares used to compute basic net income per share	908.8	977.1	917.3	966.7
Shares used to compute diluted net income per share	909.7	977.1	918.1	970.6